                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
               to File Reports Under Sections 13 and 15(d) of
                    the Securities Exchange Act of 1934.

                      Commission File Number: 000-22037

                             ATL PRODUCTS, INC.

           (Exact name of registrant as specified in its charter)

            2801 KELVIN AVENUE, IRVINE CA  92614  (949) 477-7800

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              CLASS A COMMON STOCK, PAR VALUE $0.0001 PER SHARE

                       PREFERRED STOCK PURCHASE RIGHTS

          (Title of each class of securities covered by this Form)

                                    NONE

 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii)  [ ]                      Rule 15d-6  [ ]
            Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: ONE (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, ATL Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       /s/ Kevin C. Daly
Date:  September 28, 1998          By:_____________________________________
                                      Kevin C. Daly
                                      President and Chief Executive Officer